As filed with the Securities and Exchange Commission on September 13, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BB&T Corporation	North Carolina	56-0939887
(Exact name of registrant	(State or other jurisdiction	(I.R.S. Employer
as specified in its charter)	of incorporation or organization)	Identification No.)

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Robert J. Johnson, Jr.

Executive Vice President,

General Counsel, Secretary and

Chief Corporate Governance Officer

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

David A. Zagore, Esq.

Squire, Sanders & Dempsey (US) LLP

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114-1304

(216) 479-8500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestments plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $5.00 per share	3,688,087	$20.94	$77,228,542	$8,966.23

(1)	Calculated pursuant to Rule 457(c), based on the average of the high and low prices of the Company’s Common Stock on September 12, 2011, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement replaces and supersedes the Registration Statement on Form S-3 (Registration No. 333-176745) which was filed on September 9, 2011 (the “Prior Registration Statement”), which indicated that the securities registered thereunder were only being offered pursuant to dividend or interest reinvestment plans. The plan pursuant to which the registered securities will be issued includes a direct stock purchase component, in addition to a dividend reinvestment feature. Accordingly, this Registration Statement corrects the Prior Registration Statement by providing that the securities registered hereunder are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, but is otherwise identical to the Prior Registration Statement.

PROSPECTUS

BB&T CORPORATION

DIRECT STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

OF

BB&T CORPORATION

COMMON STOCK

This prospectus relates to 3,688,087 shares of our common stock, $5.00 par value (the “common stock”) that may be offered and sold by BB&T Corporation under the Direct Stock Purchase and Dividend Reinvestment Plan of BB&T Corporation, as amended (the “Plan”). The Plan is intended to provide new investors with a convenient and economical way to make an initial investment in shares of BB&T and for existing shareholders to increase their holdings of our common stock.

Participants in the Plan may:

•	have cash dividends on all or part of their shares automatically reinvested in shares of common stock at market-based prices;

•

invest optional cash payments in shares of common stock at market-based prices, provided that each payment is at least $25 per payment and total payments by a participant in any calendar month do not exceed $25,000; and

•	deposit your BB&T Corporation stock certificates with the Plan Administrator for safekeeping in book-entry form.

Under the Plan, BB&T Corporation will pay all fees and brokerage commissions for reinvesting dividends, although brokerage commissions and other costs will be incurred if you purchase additional shares with optional cash payments or sell or transfer shares. This prospectus reflects various recent amendments to the Plan. See “Description of the Plan,” below.

Shareholders who are not presently participating in the Plan and interested investors who are not currently registered holders of BB&T common stock may become participants as described below in Question 7. However, a shareholder already enrolled in the Plan (or in a dividend reinvestment plan of any predecessor company) will remain a participant in the Plan (on the terms set forth in this prospectus) automatically without any further action. A shareholder who is not presently participating in the Plan and who does not wish to participate in the Plan need not take any action and will continue to receive cash dividends, if and when declared, in the usual manner. Questions about the administration of the Plan should be directed to the Plan Administrator at the telephone number and mailing address set forth in Question 7, below. For other general assistance you may contact BB&T Shareholder Services by telephone at (800) 213-4314. Many Plan services also are available on the Internet at: www.computershare.com/bbt.

Our principal executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101 (telephone: (336) 733-2000). Our common stock is listed on the New York Stock Exchange under the trade symbol “BBT.” On September 12, 2011, the closing price for our common stock on the NYSE was $20.94. On July 31, 2011, there were 697,047,852 shares of BB&T common stock issued and outstanding. We may also be reached on the Internet at www.BBT.com.

Investing in our common stock involves risks. Before making an investment decision, you should consider the Risk Factors on page 3 and that we have described in our most recent Annual Report on Form 10-K under the section entitled “Risk Factors Related to BB&T’s Business”, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 under the section entitled “Item 1A. Risk Factors” and from time to time in other filings with the SEC. Please read this prospectus carefully before investing and retain it for your future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the federal deposit insurance corporation or any other governmental agency. Investment in the common stock involves investment risk, including the possible gain or loss of principal. In addition, dividends paid may go up or down.

This prospectus is dated September 13, 2011.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the SEC relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC website or at the offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context suggests otherwise, the terms “BB&T”, “we”, “our” and “us” refer to BB&T Corporation and, where applicable, its subsidiaries, the terms “stock” and “shares” refer to our common stock, and the terms “you” and “your” refer to a prospective investor or participant in the Plan.

BB&T CORPORATION

We are a financial holding company headquartered in Winston-Salem, North Carolina. BB&T conducts its business operations primarily through its commercial bank subsidiary, Branch Banking and Trust Company, which has offices in North Carolina, Virginia, Florida, Georgia, Maryland, South Carolina, Alabama, Kentucky, West Virginia, Tennessee, Texas, Washington D.C and Indiana. In addition, BB&T’s operations consist of a federally chartered thrift institution, BB&T Financial, FSB, and several nonbank subsidiaries, which offer financial services products. Substantially all of the loans made by BB&T’s subsidiaries are to businesses and individuals in these market areas.

BB&T’s subsidiaries offer a variety of services targeted to retail and commercial clients. BB&T’s objective is to offer clients a full array of products to meet all their financial needs.

Retail:

• Bankcard lending	• Mobile/online banking

• Consumer finance	• Payment solutions

• Home equity lending	• Sales finance

• Home mortgage lending	• Small business lending

• Insurance	• Wealth management/private banking

• Investment brokerage services

Commercial:

• Asset management	• Insurance premium finance

• Association services	• International banking services

• Capital markets services	• Leasing

• Commercial deposit services	• Merchant services

• Commercial finance	• Mortgage warehouse lending

• Commercial middle market lending	• Payment solutions

• Commercial mortgage lending	• Real estate lending

• Institutional trust services	• Supply chain management

• Insurance	• Venture capital

For further discussion of the material elements of our business, please refer to our annual report on Form 10-K for the year ended December 31, 2010 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

Our principal executive offices are located at 200 West Second Street, Winston-Salem, North Carolina 27101, and our telephone number is (336) 733-2000.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from BB&T’s Annual Report on Form 10-K for the year ended December 31, 2010 under the section entitled “Risk Factors Related to BB&T’s Business”, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 under the section entitled “Item 1A. Risk Factors” and from time to time in other filings with the SEC. We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

DESCRIPTION OF THE PLAN

The Plan permits participants to purchase additional shares of common stock by reinvesting cash dividends on the shares and by making optional cash payments as described below. The following is a statement of the material features of the Plan in a question and answer format. If you are a shareholder, but do not participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

This prospectus supersedes any prior Plan prospectuses in their entirety.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of BB&T’s common stock, and interested investors, with a simple, cost-effective and convenient method of acquiring additional shares of our common stock by the reinvestment of cash dividends and through optional cash payments, in both cases at market-based prices (as described in Question 14, below). Reinvestment of dividends will be effected without payment of any brokerage fees or commissions, service charges or other expenses for such purchases. Optional cash payments will be effected subject to the fees described in Question 11 below. Shares for the Plan either will come from BB&T’s authorized but unissued common stock or will be purchased for participants in open market transactions or in privately-negotiated transactions. To the extent shares are purchased directly from BB&T, funds received by BB&T for such shares will be used for general corporate purposes.

Participation Alternatives

2.	What alternatives are available to participants in the Plan?

As a participant in the Plan you may elect one of the following three alternatives:

A. Full Dividend Reinvestment: You may have cash dividends on all of your shares credited to your Plan account and those registered in your name in certificate and/or book-entry form automatically reinvested. You also may make optional cash payments of not less than $25 per payment but limited to aggregate payments of $25,000 per calendar month.

B. Partial Dividend Reinvestment: You may have cash dividends on less than all of your shares registered in your name in certificate and/or book-entry form automatically reinvested, while continuing to receive cash dividends on the other shares. As is the case with the Full Dividend Reinvestment option, the right to make optional cash payments of not less than $25 per payment up to a total of $25,000 per calendar month will also be available under the Partial Dividend Reinvestment option.

C. All Dividends Paid in Cash (No Dividend Reinvestment): Under this alternative, cash dividends declared on your shares credited to your Plan account and those registered in your name in certificate and/or book-entry form will be paid in cash. You may also make cash payments of not less than $25 per payment but limited to aggregate payments of $25,000 per calendar month.

If you choose partial dividend reinvestment or all dividends paid in cash (no dividend reinvestment), you can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. To have your cash dividends deposited electronically, you must either enroll for direct deposit online at www.computershare.com/bbt or complete and submit an Authorization for Electronic Direct Deposit, which may be obtained from the Plan Administrator. Please allow 30 days from the date of the Plan Administrator’s receipt of a properly-submitted form for the direct deposit to be established. You may also change your designated bank account for direct deposit or discontinue this feature online or by submitting written notice to the Plan Administrator at the address noted in Question 7, below.

Advantages

3.	What are some of the advantages to participating in the Plan?

A. No brokerage fees or commissions, service charges or other direct expenses will be paid by you in connection with reinvesting dividends under the Plan. Any such dividend reinvestment related expenses will be paid by BB&T.

B. The funds paid for shares will be fully invested because the Plan permits fractions of shares of common stock to be credited to your account. See Questions 14 and 15, below.

C. You will avoid the need for safekeeping of stock certificates for shares of common stock credited to your account under the Plan. For safekeeping, you may also surrender to the Plan Administrator certificates for shares of common stock which you now hold. See Question 21, below. Similarly, you may avoid the need for safekeeping stock certificates if you deposit your shares into the direct registration system (or “DRS”). See Question 31, below.

D. The regular periodic statements and reports from the Plan Administrator will reflect the current activity under your account, including purchases, deposits, sales, withdrawals and latest balances, which will simplify your record-keeping. You may also view details regarding your Plan account on the Internet at: www.computershare.com/bbt.

Disadvantages

4.	What are some of the disadvantages to participating in the Plan?

A. Prior to being invested on a particular investment date, optional cash payments may not be returned to participants unless a written request is received by the Plan Administrator at least two business days before the applicable investment date. See Question 16, below.

B. No interest will be paid on optional cash payments pending investment or return.

C. If you send in a payment for an optional cash purchase, the price of the common stock may go up or down before a purchase is made. In addition, because the purchase price for shares purchased on the open market or in negotiated transactions is the weighted average price at which shares are actually purchased for a particular investment date, participants may pay a higher price for shares purchased under the Plan than for shares purchased on the same investment date outside of the Plan. Likewise, if you sell any shares of common stock held in your Plan account through the Agent (as defined in Question 5, below), you will not be able to direct the time or price at which the Agent arranges for your sale, and the price of the common stock may go down before the sale is made.

D. If you request the Plan Administrator to direct the Agent to sell shares of common stock held in your account, you will be charged brokerage commissions and transfer taxes and other direct costs, if any, incurred in connection with such sales.

E. As with any investment, investment in our common stock involves risks, including but not limited to the risks that the value of our common stock may decrease and that dividends paid may decrease or be terminated altogether.

Administration

5.	Who administers the Plan?

Computershare Trust Company, N.A. (“Computershare”), has been appointed Plan Administrator. It will keep records, send statements of account to each participant, and perform other administrative duties relating to the Plan. The shares of common stock purchased for you under the Plan will be held for you in safekeeping by Computershare until termination of your participation in the Plan or until a written request is received from you for withdrawal of all or part of your shares. See Question 19 below. The Plan Administrator may, in its sole discretion, use a broker-dealer (“Agent”) that is affiliated or unaffiliated with the Plan Administrator to execute purchase or sale transactions. If you have any questions, please call the Plan Administrator at (800) 213-4314, visit their website at www.computershare.com/bbt or write the Plan Administrator at the address noted in Question 7 below.

Participation

6.	Who is eligible to participate?

You may participate in the Plan in one of two ways. If you are a holder of BB&T’s common stock registered in your name, you are eligible to participate. Shareholders of record may participate with respect to less than all of their shares of stock. If you beneficially own shares registered in another name (for example, in the name of a broker or bank nominee), you must either make appropriate arrangements for your broker or nominee to participate, or you must become a shareholder of record by having all or a portion of your shares transferred to your own name.

If you are not currently a registered holder of BB&T common stock but wish to participate in the Plan, interested investors may purchase shares through the direct stock purchase feature. Any person or legal entity, residing in the United States, whether or not a shareholder of record of our common stock, is eligible to participate in the Plan. Citizens or residents of a country other than the United States, its territories and possessions, are eligible to participate if such participation would not violate laws applicable to the Company or the participant.

7.	How does an eligible shareholder participate?

Unless otherwise a participant in the Plan, a holder of record of BB&T’s common stock may enroll in the Plan by checking the appropriate box on the Enrollment Form and signing and returning it to the Plan Administrator at the address below. A return envelope will be provided for this purpose. Where common stock is registered in more than one name (i.e., joint tenants, trustees, etc.), all of the registered holders must sign. You may also enroll through the Plan Administrator’s website, at www.computershare.com/bbt through Investor Centre. See Question 9 for more information on the Enrollment Form. BB&T reserves the right to deny, modify, suspend or terminate participation by any person or entity.

Interested investors who are not currently registered holders of BB&T common stock may apply for enrollment in the Plan by completing all required sections of the Initial Enrollment Form and sending it to the Plan

Administrator. The Initial Enrollment Form must be accompanied by an initial cash payment in the form of a check made payable (in U.S. dollars) to Computershare. Investors may also apply for enrollment in the Plan through the Plan Administrator’s website, www.computershare.com/bbt, and following the instructions provided. The minimum amount for an initial cash investment is $250 and the amount cannot exceed $25,000 in a calendar month. You may also authorize the necessary number of automatic monthly deductions from your bank account required to fund your initial investment. Automatic deductions will continue at the level you set until you change your instructions by notifying the Plan Administrator. A $10 initial investment fee will be deducted from the initial investment payment. Do not send cash, money orders, traveler’s checks or third party checks.

If the Plan account will be in more than one name, all potential participants must sign the Initial Enrollment Form. The Plan Administrator reserves the right to limit or combine Plan accounts with identical taxpayer identification numbers and legal registrations.

All questions and communications regarding the Plan should be addressed to the Plan Administrator at the following address:

BB&T Corporation

c/o Computershare

Direct Stock Purchase and Dividend Reinvestment Plan

P.O. Box 43078

Providence, RI 02940-3078

Telephone: (800) 213-4314

Internet: www.computershare.com/bbt

8.	When may an eligible shareholder enroll in the plan?

An eligible shareholder may enroll in the Plan at any time. If you elect only to have dividends reinvested on your shares (and not to make optional cash purchases), you will begin to participate in the Plan as of the dividend payment date associated with the first dividend record date which occurs after the date the Plan Administrator processes your properly-submitted Enrollment Form. The dividend record dates usually precede the dividend payment dates by approximately two to three weeks. If, when you enroll, you elect to make optional cash payments, you must deliver a properly-submitted Enrollment Form and cash payments to the Plan Administrator no less than three calendar days before an investment date in order allow time to enroll in the Plan and for purchases to be made on your behalf on that investment date. See Question 16, below, for more information about optional cash purchases.

9.	What does the Enrollment Form provide?

The Enrollment Form provides for the purchase of additional shares of BB&T’s common stock through the following investment options:

A. Full Dividend Reinvestment. This alternative directs the investment, in accordance with the Plan, of the cash dividends on all of the shares of common stock then or subsequently registered in your name and on all shares of common stock then or subsequently held in your Plan account (including fractional shares and shares purchased with optional cash purchases under the Plan), and also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

B. Partial Dividend Reinvestment. This alternative directs the Plan Administrator, in accordance with the Plan, to reinvest the cash dividends on the number of whole shares that you designate from those credited to your Plan account and those registered in your name in certificate and/or book-entry form. The dividends on all remaining shares and on any future holdings, including those purchased with optional cash payments will be paid in cash. This alternative also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

C. All Dividends Paid in Cash (No Dividend Reinvestment). Under this alternative, cash dividends on shares of common stock then or subsequently registered in your name and on all shares of common stock then or subsequently held in your Plan account are paid in cash. This alternative also permits you to make optional cash payments for the purchase of additional shares of common stock in accordance with the Plan, but without any reinvestment of cash dividends.

You may select either one of the dividend reinvestment alternatives or the all dividends paid in cash (no dividend reinvestment) alternative.

If you submit an Enrollment Form properly executed but with no investment alternative designated, you will be enrolled in the “Full Dividend Reinvestment” option.

10.	How may a participant change participation alternatives under the Plan?

As a participant, you may change your investment alternatives at any time by requesting a new Enrollment Form and returning it to the Plan Administrator at the address set forth in Question 7. See also Questions 8 and 9. You may also make most changes regarding investment alternatives through the Internet at: www.computershare.com/bbt. If a properly-submitted Enrollment Form changing the reinvestment of cash dividends is received before the record date for payment of the related cash dividend, the change generally will be effective on the related dividend payment date. If the Enrollment Form is received later than the record date, the change generally will be put into effect on the next cash dividend payment date.

Costs

11.	Are there any expenses to participants in connection with purchases or sales under the Plan?

We will pay all administrative costs associated with the reinvestment of dividends under the Plan. If you choose to make optional cash purchases under the Plan, the Plan Administrator will charge participants a processing fee of $0.05 per share. The processing fee includes any brokerage commissions the Plan Administrator is required to pay. In addition, the Plan Administrator will charge participants a $5 transaction fee for optional cash payments made by check or one-time online ACH, and a $2.50 transaction fee for each optional cash payment made by recurring debit from a U.S. bank account.

If you request the Plan Administrator to direct the Agent to sell shares held in your account, or if any fractional shares are sold for your account, a brokerage commission will be deducted from the proceeds of the sale, and you will be responsible for transfer taxes, service fees or other similar costs, if any, related to the transfer of shares made at your direction. See Questions 23-25, below. BB&T will pay all costs of administration of the Plan. We reserve the right to establish or change service charges in connection with the Plan in the future, and you will be notified if any such changes take effect.

Purchases

12.	What is the source of shares purchased under the Plan?

Shares purchased under the Plan either will come from BB&T’s authorized but unissued shares or from shares purchased for participants’ accounts on the open market or in privately-negotiated transactions. BB&T will decide whether to purchase shares on the open market or to issue new shares based on BB&T’s equity position, the market price of our common stock, general market conditions, BB&T’s current and expected capital needs, and other relevant factors. However, neither BB&T nor any participant will have authority to direct the time or price at which shares may be purchased on the open market or the selection of the broker or dealer through or from whom purchases are to be made.

13.	How many shares will be purchased for each participant?

The number of shares purchased for your account will depend on the amount of your cash dividends and/or optional cash payments, the purchase price per share and any fees incurred. Your account will be credited with that number of shares, including fractional shares, equal to the total amount to be invested, divided by the applicable purchase price per share of the common stock.

14.	How is the purchase price determined for shares of common stock purchased under the Plan?

For shares purchased in open market transactions or in privately negotiated transactions, a participant’s purchase price for shares purchased for the participant’s account will be the weighted average purchase price of all shares of our common stock purchased for the relevant investment date. For shares purchased directly from BB&T, a participant’s purchase price will be the average of the high and low sales prices of the common stock on the NYSE on the applicable investment date. If there are no trades on that date, or if trading is halted or suspended on that date or if publication of the sales prices of the common stock does not take place or contains a reporting error, the purchase price will be determined on the basis of such market quotations as BB&T deems appropriate. See Question 15, below.

BB&T reserves the right to permit shares purchased with dividend reinvestments or optional cash purchases, or both, to be purchased at a discount price per share as solely determined by BB&T, upon giving participants reasonable prior written notice of the discount. If instituted, the discount may thereafter be changed or discontinued, upon giving participants similar notice.

The determination of the purchase price for shares made in accordance with this question is solely for the purpose of determining the number of shares to be purchased for each participant’s account and does not determine the participant’s tax basis in the shares so purchased. See Questions 29 and 30, below.

15.	When will purchases of shares of common stock be made?

The shares of common stock to be purchased for participants will be allocated to their accounts as of, or as soon as practicable following, the applicable investment date. For the reinvestment of cash dividends, the investment date will be the regular cash dividend payment date, which historically has been the first day of February, May, August and November. For the investment of optional cash payments, purchases will be made weekly (generally on Fridays, or if not a trading day, then on the next trading day). Optional cash payments must be received at least one business day before the applicable investment date. However, we reserve the right to make purchases with optional cash payments more or less frequently than as described above. See Question 16, below. Purchases of authorized but unissued shares of our common stock directly from us will be made as of each investment date and will include the optional cash payments and dividends to be reinvested as of each investment date, as applicable. Purchases by the Plan Administrator or a broker-dealer selected by the Plan Administrator through market transactions (or in privately-negotiated transactions) will begin on or after the investment date, and will be completed as soon as reasonably practicable, but not later than 30 days after the applicable investment date. However, the exact timing and related aspects of purchases may be subject to certain conditions (such as compliance with the rules and regulations of the SEC), which may prevent the purchase of common stock or interfere with the timing of purchases. No interest will be paid on any funds received under the Plan pending investment. You may view details regarding your pending investment through Investor Centre at: www.computershare.com/bbt.

Optional Cash Payments

16.	How may optional cash payments be made?

The optional cash payments received from a participant will be accumulated with the optional cash payments of all participants, inclusive of the cash dividends held for reinvestment on the same investment date. These accumulated amounts will be used to purchase shares of common stock directly from BB&T or on the open market or in privately-negotiated transactions, as of, or as soon as practicable following, the relevant investment date. The price of the shares of common stock purchased with the optional cash payments will be determined as described in Question 14. Optional cash payments received less than one business day immediately preceding an investment date generally will be held by the Plan Administrator until the next investment date; provided, however, that no optional cash payments will be held for more than 25 calendar days.

In the event of the inability of the Plan Administrator to purchase shares as of an applicable investment date, the optional cash payments received prior to the 25th day preceding the investment date on which they could have been invested will be returned to the participant. No interest will be paid on optional cash payments held pending investment. Consequently, you are strongly urged to make your optional cash payments as close as possible to the first business day immediately preceding the next appropriate investment date. In this regard, you should allow sufficient time to ensure that your payment is received by the Plan Administrator one business day before these dates. A shareholder may participate in the Plan even if he wishes to make optional cash payments only.

An optional cash payment will be refunded if a written request for refund is received by the Plan Administrator at least two business days prior to the next applicable investment date on which the cash payment otherwise would have been invested.

An optional cash payment may be made by a participant at the time of enrolling in the Plan by enclosing with the Enrollment Form a check made payable to Computershare Trust Company, N.A., as Plan Administrator. The Plan Administrator will not accept cash, traveler’s checks, money orders, or third party checks for optional cash payments. Thereafter, the optional cash payments may be made (generally, on a weekly basis) through use of the cash payment forms, which will be attached to statements of account sent by the Plan Administrator to participants. Generally, the same amount need not be sent each month, and there is no obligation to make an optional cash payment for each or any investment date. Optional cash payments must be received at least one business day prior to the applicable investment date.

Alternatively, you can choose to make optional cash payments online through Investor Centre on the Plan Administrators’ website, www.computershare.com/bbt. There you can make a one-time online bank debit from your U.S. bank or financial institution instead of mailing a check.

You may also elect to make optional cash payments by authorizing automatic monthly debits from your U.S. bank or financial institution. Automatic debits can be authorized through Investor Centre on the Plan Administrators’ website, www.computershare.com/bbt or by mailing a Direct Debit Authorization form to the Plan Administrator. The debit must be in the same amount each month and will continue until you notify the Plan Administrator that you wish to change the amount or terminate the direct debits. Automatic debits generally occur on the 23rd of each month or the next business day if the 23rd is not a business day and purchases with such amounts generally are made on the next investment date after the debit date.

The minimum optional cash payment by a participant is $25 per payment, and the aggregate of such payments received by the Plan Administrator in any one calendar month cannot exceed a total of $25,000 for any participant. BB&T may, from time to time, change the minimum or maximum amounts of optional cash payments per month upon notice to you.

In the event that any check or other deposit is returned unpaid for any reason, or pre-designated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a fee (currently, $25) for any check or other deposit that is returned unpaid by your bank and for any failed automatic deduction from your pre-designated U.S. bank account. This fee will be collected by the Plan Administrator through the sale of the number of shares from your account necessary to satisfy the fee.

Reports to Participants

17.	What kind of reports will be sent to participants in the Plan?

As soon as practicable after a transaction is made for a participant’s account under the Plan, the Plan Administrator will provide the participant with a statement reflecting the amount, per share price (where applicable) and number of whole shares and fractional interests purchased, sold, withdrawn or deposited for the participant’s account. These statements and reports are your continuing record of account activity and the cost basis of your purchases and the proceeds of sales and thus should be retained for tax purposes. For shares acquired through the Plan after January 1, 2011, specific cost basis information will be included in accordance with applicable law. Cost basis refers to the actual cost of shares being purchased by the participant, adjusted for stock splits, acquisitions, and other corporate events. The cost basis of shares is reported as part of year-end tax filings when calculating the gain or loss for the sale of shares. Each participant is responsible for maintaining records regarding the cost basis and purchase prices of all shares credited to his account. Participants are urged to consult their own tax adviser in computing their cost basis.

In addition, you will receive copies of the same shareholder communications sent to every shareholder of the Company stock and any reports of taxable income as may be required by the Internal Revenue Service.

You may also view details regarding your Plan account on the Internet at: www.computershare.com/bbt.

Dividends

18.	Will participants be credited with cash dividends on whole and fractional shares held in their accounts under the Plan?

Dividends on fractional and whole shares held in a participant’s account will be reinvested in additional shares and credited to the participant’s account if the participant has selected the “Full Dividend Reinvestment” or “Partial Dividend Reinvestment” alternative. (See Question 9.) Participants who have elected to purchase shares with optional cash payments only will receive cash dividends on all shares, including shares purchased under the Plan, in the usual manner.

Certificates for Shares

19.	Will stock certificates be issued for the shares of common stock purchased?

Certificates for the shares of common stock purchased under the Plan will not be issued directly to you, unless requested as provided below.

All shares credited to your Plan account will be held by the Plan Administrator or its nominee as your agent. The number of shares credited to your account under the Plan will be shown on your account statement. This additional service protects against loss, theft or destruction of stock certificates. If you wish to transfer your shares out of the Plan, the Plan Administrator will issue shares in book-entry form through the direct registration system. In that case, the Plan Administrator will send a DRS book-entry statement reflecting the full shares issued to you within approximately five business days of the date of transfer. You can obtain information about direct registration at any time by calling 1-800-213-4314 or by written request to the Plan Administrator at the address set forth in Question 7. Fractional share interests will not be issued in certificate or DRS book-entry form under any circumstances. Any fractional shares will be sold and a check for the net proceeds resulting from the sale will be sent to the participant, less any brokerage commissions and service fees. You may request that certificates for any number of whole shares credited to your account be issued to you without charge upon written request to the Plan Administrator.

20.	In whose name will certificates be registered when issued to participants?

The accounts under the Plan will be maintained in the name in which your shares are registered at the time you elect to enroll in the Plan. Consequently, any shares withdrawn from the Plan and issued in DRS book-entry form under the direct registration system (see Questions 19 and 23) as whole shares purchased under the Plan will be similarly registered when delivered to you upon your request. You may request certificates for whole shares of stock you are withdrawing from the Plan instead of receiving the DRS book-entry shares. Should you want the shares you withdraw from the Plan registered and reissued in a different name, you must so indicate by a proper written request bearing the registered owner’s signature(s) which has been guaranteed by an authorized financial institution, broker-dealer or other entity participating in the Medallion Guarantee Program. (The

Medallion Guarantee Program is designed to ensure that the individual signing the certificate or stock power is in fact the registered owner.) Since this would constitute a reregistration, you would be responsible for transfer taxes, if any, that may be due and for compliance with any other applicable transfer requirements.

21.	Does the Plan provide for safekeeping of share certificates?

Yes. If you are a participant in the Plan, certificates for shares of stock you hold of record may be sent to the Plan Administrator (at the address set forth in Question 7) requesting that they be deposited into the Plan for safekeeping. In that event, the shares represented by the certificates will be allocated to your Plan account. BB&T provides this safekeeping feature free of charge. You should send such certificates by registered mail, return receipt requested, and insure them for an amount sufficient to cover the bond premium that would be charged to replace the certificates if they were lost or destroyed. Additionally, you may deposit shares you hold in the DRS book-entry system into the Plan. See Question 31, below.

Participants who deposit share certificates for safekeeping are responsible for maintaining records reflecting the purchase price and cost basis for such shares. BB&T is not responsible for determining such amounts. See Question 17, above.

Change of Participation, Withdrawal, Sale of Shares and Termination

22.	How do participants change their method of participation?

You may change your method of participation at any time by indicating the change on a properly-submitted Enrollment Form sent to the Plan Administrator at the address set forth in Question 7. The change to your method of participation will become effective as soon as practicable after the Plan Administrator has received the new Enrollment Form. You may also make most changes regarding participation methods on the Internet at: www.computershare.com/bbt.

23.	How does a participant withdraw shares held in his or her Plan account?

You may at any time withdraw any or all whole shares credited to your Plan account by notifying the Plan Administrator by phone, in writing, or through Investor Centre on the Plan Administrators’ website, www.computershare.com/bbt that you wish to do so. Notice of withdrawal of shares should be sent to the address set forth in Question 7. Unless you request certificates for your shares in writing, the Plan Administrator will issue the whole shares you are withdrawing in book-entry form through the direct registration system. In that case, the Plan Administrator will send a DRS book-entry statement reflecting the whole shares you withdrew within approximately five business days of the date of transfer. If you request certificates for your shares, a certificate for the whole shares requested to be withdrawn will be issued in your name and mailed to you. You will not receive book-entry credit or certificates for fractional shares. Rather, any fractional share will be sold and a check for the net proceeds resulting from that sale (i.e., the proceeds from the sale less brokerage commissions, transfer taxes and service fees) will be mailed to you. If the Plan Administrator receives a notice of withdrawal near the record date for a particular dividend payment for an account whose dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing participant. In the event reinvestment is made, the Plan Administrator will process the withdrawal as soon as practicable, but in no event later than five business days after the investment is completed.

If you have elected full dividend reinvestment on all shares of stock registered in your name, the cash dividends on the shares withdrawn from the Plan will continue to be reinvested. If you elected partial dividend reinvestment, dividends will be reinvested only for the number of shares for which you have elected reinvestment. You may change any election previously made by submitting a new Enrollment Form.

At your request, the Plan Administrator also may sell the shares withdrawn. See Question 24, below.

24.	How can shares of common stock be sold and what fees will I incur for such sales?

You can sell some or all of the shares held in your account at any time by contacting the Plan Administrator. You have two choices when making a sale, depending on how you submit your sale request, as follows:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available by accessing your account at www.computershare.com/bbt or by calling the Plan Administrator directly at 800-213-4314. Market order sale requests received at www.computershare.com/bbt or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service fee of no more than $25 and a processing fee of no more than $0.12 per share sold.

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/bbt, or by calling the Plan Administrator directly at 800-213-4314. All sales requests received in writing will be submitted as batch order sales. The Plan Administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the Plan Administrator may combine each selling program participant’s shares with those of other selling program participants. In every case of a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of no more than $15 and a processing fee of no more than $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

All per share processing fees include any brokerage commissions the Plan Administrator is required to pay. All sale instructions are final when the Plan Administrator receives them. Your sale instructions cannot be stopped or cancelled. The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request.

The Plan Administrator will sell shares for you through broker-dealers selected by the Plan Administrator in its sole discretion, which broker-dealers may be affiliated with the Plan Administrator. Participants are responsible for determining the tax cost basis for shares sold under the Plan. BB&T assumes no responsibility for such determinations. See Question 17, above. If you are requesting stock certificates or selling shares in connection with terminating participation in the Plan, additional restrictions may apply. See also Questions 19, 25 and 26.

Alternatively, you may request certificates or DRS book-entry for your whole shares and arrange for the sale of these shares through a broker-dealer of your choice. You will be responsible for any brokerage commissions, taxes and fees that may be charged by that broker-dealer.

Please remember that if you elect to sell your common stock through the Plan Administrator, the price of our common stock may decline during the period between the Plan Administrator’s receipt of your request and the date of the sale. You also assume a similar risk between the time that you request and receive a certificate. You should carefully evaluate these risks, which you bear.

25.	How may participation in the Plan be terminated?

You may terminate your participation in the Plan by notifying the Plan Administrator in writing that you wish to do so. Such notice should be sent to the Plan Administrator at the address set forth in Question 7. You may also terminate your Plan account by phone or through Investor Centre on the Plan Administrator’s website, www.computershare.com/bbt. Upon termination of participation in the Plan, you may elect to receive: (1) any whole shares that you hold in the Plan either in certificated form or to be held for you in book-entry form through the direct registration system, plus a check for the proceeds from the sale of any fractional share (less brokerage commissions, and any applicable transfer taxes and service fees); or (2) a check for the proceeds from the sale of all shares, including any fractional share, held for your account, less brokerage commissions, and any applicable transfer taxes and service fees. See Questions 23 and 24, above, regarding sales of shares. If the Plan Administrator receives a termination notice near the record date for a particular dividend payment for an account whose dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the terminating participant. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is completed. You can obtain information about the direct registration system at any time by calling 1-800-213-4314 or by written request to the Plan Administrator at the address provided in Question 7, above.

BB&T reserves the right to terminate the participation of any participant in the Plan for any reason and at any time.

26.	When may participation in the Plan be terminated?

You may terminate your participation in the Plan at any time. BB&T also may in its discretion terminate a participant’s participation in the Plan at any time. If the request to terminate is received near the record date for a dividend for an account whose dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of the withdrawing participant. In the event reinvestment is made, the Plan Administrator will process the withdrawal as soon as practicable, but in no event later than five business days after the investment is completed. Upon termination, any optional cash payments sent to the Plan Administrator that were not invested will be returned promptly.

All cash dividends declared after you terminate participation will be paid to you by check or direct deposit in the ordinary manner, unless you reenroll in the Plan, which you may do at any time (subject to Plan terms).

27.	What happens when you sell or transfer all of the certificated shares and/or book-entry direct registration shares you own?

If you sell or transfer all shares registered in your name (those for which you either hold certificates or for which you are the record owner on our direct registration system) without terminating Plan participation, the cash dividends on shares credited to your account under the Plan will continue to be reinvested, as previously designated until your participation in the Plan is terminated. If you sell all of the shares of common stock you hold after a record date, in certificated form and or in direct registration book-entry form, you would still hold shares of common stock under the Plan because those shares are held by the Plan Administrator as nominee for all participants in the Plan. Cash dividends on the shares held in your Plan account, including any shares held in safekeeping, would continue to be reinvested under the Plan until your participation is terminated.

However, if a participant has only a fractional share in common stock credited to the account under the Plan on the record date for cash dividends on the common stock, BB&T reserves the right not to reinvest the additional dividends on such fractional share and to terminate such participant’s account. If BB&T exercises this right, the participant will receive a check for the proceeds from the sale of such fractional share (less brokerage commissions and applicable transfer taxes and service fees), plus the amount of the cash dividends thereon.

28.	What happens when you sell or transfer some but not all of the shares registered in your name?

If you are reinvesting the cash dividends on all of the shares in your name (i.e., you have elected the “Full Dividend Reinvestment” alternative as described in Question 9) and you sell or transfer a portion of such shares, the cash dividends on the remainder of the shares registered in your name will continue to be reinvested.

If you are reinvesting the cash dividends on only a portion of the shares in your name (that is, you have selected the “Partial Dividend Reinvestment” alternative as discussed in Question 9), and you then dispose of a portion of these shares, the cash dividends on the lesser of (1) the number of shares with respect to which reinvestment of cash dividends was originally authorized, or (2) all of the shares which remain in your name will continue to be reinvested.

Federal Income Tax Consequences

29.	What are the federal income tax consequences of participation in the Plan?

The following discussion summarizes certain U.S. federal income tax consequences, under current law, of participation in the Plan. It assumes that, as expected, all dividend distributions by BB&T will be from “earnings and profits” and therefore will constitute dividends (rather than a return of capital) for federal income tax purposes. This discussion does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law. It is based on various rulings of the Internal Revenue Service (“IRS”) regarding several types of dividend reinvestment plans, but no ruling has been issued or requested regarding the Plan. The following discussion is for general information only, and participants are urged to consult their own tax advisors to determine the particular federal, as well as foreign, state and local, tax consequences that may result from participation in the Plan and the acquisition and disposition of any shares of common stock purchased pursuant to the Plan. Participants are responsible for determining the tax consequences related to any shares purchased, sold, deposited or withdrawn under the Plan. You should retain and refer to the periodic statements and reports sent to you by the Plan Administrator regarding your Plan transactions to assist in making such determinations.

A. Reinvested Dividends. When your dividends are reinvested to acquire shares of common stock (including any fractional share), you will be treated as having received a taxable dividend equal to the fair market value of the shares credited to your account. For example, if dividends of $100 are reinvested under the Plan to acquire shares of common stock with a fair market value of $100, the amount of taxable dividend will be $100. In addition, when shares are acquired for you under the Plan through open market purchases, you will be treated as having received a dividend in the amount of your allocable portion of any brokerage commissions paid by BB&T. Thus, for example, if $100 of your dividends is reinvested to purchase shares of common stock with a fair market value of $100 in the open market under the Plan, and if your portion of brokerage commissions paid by BB&T is $1, the total amount of the taxable dividend you will be treated as receiving will be $101. (The $1 figure is for purposes of illustration only; it is not a representation or estimate of the amount or percentage of brokerage commissions that may be paid under the Plan.) The initial tax basis of a share of common stock you acquire with reinvested dividends will equal the amount of the dividend represented by the share, i.e., the share’s fair market value plus, if the share is acquired through an open market purchase, the amount of any brokerage commissions allocable to the share.

B. Optional Cash Payments. The purchase of shares of common stock under the Plan with your optional cash payments will not result in a taxable distribution to you for federal income tax purposes (assuming the purchase price is at least equal to the current market value of the common stock), unless the purchase is made in the open market. In the case of an open market purchase, you will be treated as receiving a taxable dividend equal to your portion of any brokerage commissions paid by BB&T. The initial tax basis of a share of common stock acquired with an optional cash payment will be the purchase price plus the amount of any such brokerage commissions and other transaction fees allocable to the share.

C. Holding Period. The holding period for a share of common stock acquired under the Plan will begin the day after the investment date on which the share was acquired. A whole share consisting of fractional shares purchased on different dates will have a split holding period, with the holding period for each fractional component beginning the day after the investment date when the fraction was acquired.

D. Receipt of Share Certificates and Cash. You will not realize any income when you receive certificates for whole shares credited to your account under the Plan or when such shares are issued to you in book-entry form under DRS. See Question 31, below. Any cash received for a fractional share held in your account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share. Similarly, if the Plan Administrator sells shares from your Plan account for you, you will recognize gain or loss equal to the difference between the amount you realize on the sale and your tax basis in the shares. Gain or loss recognized on a sale of shares (including a fractional share) from your Plan account generally will be capital gain or loss if you hold your shares of common stock in the Plan as capital assets, and generally will be long-term capital gain or loss if the holding period exceeds one year when the sale occurs.

E. Foreign Participants. In the case of foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the cash dividends payable to such participants less the amount of tax required to be withheld will be applied to the purchase of shares of common stock through the Plan. Foreign shareholder participants are urged to consult their legal advisers with respect to any local exchange control, tax or other law or regulation which may affect their participation in the Plan. BB&T, the Plan Administrator and the Agent assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

F. Withholding and Information Reporting. In general, BB&T is required to report to the Internal Revenue Service all actual and constructive dividend distributions to a shareholder. Additionally, dividends are subject to United States federal backup withholding at applicable rates, unless the shareholder provides its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a shareholder under the backup withholding rules will be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. See also Question 30, below.

G. Mandatory Cost-Basis Reporting. In addition to the information reporting discussed above, BB&T will also be required to report to the Internal Revenue Service the cost basis for tax purposes of all shares acquired through the Plan on or after January 1, 2011. Such reporting will be required at the time any such shares are sold.

30.	What provision is made for those shareholders whose dividends are subject to income tax withholdings?

Dividends received by foreign corporations and nonresident aliens generally are subject to a United States withholding tax. The Plan Administrator will deduct the amount of tax to be withheld at applicable rates (currently 30% of the dividend amount unless the participant establishes, by submitting to the Plan Administrator the applicable IRS Form W-8, that some lower percentage or no withholding is applicable by reason of treaty or other exemption for a foreign corporation or nonresident alien). If withholding is not required to be imposed as provided in the prior sentence, no withholding will apply on dividends received by a foreign corporation or non-resident alien unless the dividend payment is subject to backup withholding at applicable rates. See Question 29F. Dividends received by domestic corporations and U.S. citizens and residents are not subject to U.S. withholding tax unless the dividends are subject to backup withholding. In any case in which federal income taxes are required to be withheld, the Plan Administrator will reinvest in BB&T common stock an amount equal to the dividends less the amount of tax withheld.

The above discussion is only an outline of BB&T’s understanding of some of the applicable federal income tax provisions as of the date of this prospectus. The preceding summary may be rendered inaccurate by any future amendment to the federal income tax laws or any future interpretations of such laws by applicable authorities. For specific information as to the tax consequences of participation in the Plan, including any future changes in applicable law or interpretations, you should consult your own tax advisers.

Other Information

31.	What is the direct registration system and how does it impact the Plan?

We are a participant in the direct registration system, or DRS. DRS is a method of recording shares of stock in electronic, or book-entry, form, meaning shares can be registered in your name on the books of BB&T without the need for physical certificates. Shares held in book-entry under the direct registration system have all the traditional rights and privileges of shares held in certificated form.

DRS eliminates the risk and cost of paper certificates, while enabling you to maintain the benefits of direct ownership, including the ability to participate in the Plan. If you hold any shares in book-entry form, you may at any time choose to have all or a portion of your book-entry shares transferred to your broker electronically by contacting your broker/dealer. When using your broker to facilitate a share transfer, you will need to provide them with a copy of your DRS account statement.

Shares of BB&T stock that are withdrawn from the Plan will be issued in DRS book-entry form rather than physical certificates unless you specify otherwise. You may convert any stock certificate(s) you currently hold to DRS book-entry form, by sending the stock certificate(s) to the Plan Administrator, with a request to deposit them to your DRS account. There is no cost to you for this custodial service.

32.	What happens if BB&T issues a dividend payable in stock or declares a stock split?

Any dividend payable in stock or shares of common stock distributed by BB&T due to a stock split (or similar transaction) on shares registered in your name will be issued to you. For shares credited to your account under the Plan, any such additional shares will be added to your Plan account.

33.	How will shares allocated to a participant’s account be voted at shareholders’ meetings?

If on the record date for a shareholders meeting there are any shares credited to your account and entitled to vote, a proxy will be sent to you in connection with the meeting, as in the case of shareholders not participating in the Plan. This proxy will apply to all whole shares registered in your own name, whether acquired pursuant to the Plan or otherwise, as well as to all shares and fractional interests credited to your account under the Plan.

If your proxy is returned properly signed and marked for voting, the shares covered by the proxy, including those registered in your name and those held for you by the Plan, will be voted as marked. If your proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any proposal, your shares covered by the proxy, including those registered in your name and those held for you by the Plan, will be voted in accordance with the recommendations of agents appointed by the proxy. If the proxy is not properly executed and returned, your shares will be voted only if you vote in person. You also may elect to vote in person at the meeting if you revoke your proxy.

No shares held under the Plan will be voted by the Plan Administrator.

34.	May participants sell, pledge or otherwise assign their accounts?

Your account and the shares credited to your account may not be sold, pledged, assigned or transferred, except that shares can be sold as provided in Questions 23-25 and can be transferred in accordance with such requirements as may be imposed by the Plan Administrator in connection with transfers. Any attempted pledge or assignment will be void. If you wish to sell, pledge or otherwise assign or transfer any shares held under the Plan, you must request that the certificates for such shares be reissued in your name. See Question 20.

35.	What are the responsibilities of BB&T and the Plan Administrator under the Plan?

BB&T and the Plan Administrator will not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of or liability arising out of failure to terminate your account upon your death; the prices at which, or terms upon which, shares are purchased or sold for your account; the times when purchases or sales are made; or the fluctuations in the market value of BB&T’s stock before, at or after any such purchases or sales can be made.

Neither BB&T, nor the Plan Administrator shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted in connection with the Plan, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein.

The payment of dividends is at the discretion of BB&T’s Board of Directors (the “Board”) and will depend upon future earnings, BB&T’s financial condition and other factors. The Board may change the amount and timing of dividends at any time and without notice.

YOU SHOULD RECOGNIZE THAT NEITHER BB&T NOR THE PLAN ADMINISTRATOR CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES HELD FOR YOUR ACCOUNT UNDER THE PLAN.

36.	May the Plan be changed or discontinued?

BB&T reserves the right to amend, modify, suspend or terminate the Plan at any time. We intend to provide notice of any material amendment, modification, suspension or termination to participants. BB&T reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

Upon termination of the Plan, any uninvested optional cash payments will be returned, you will receive any whole shares that you hold in the Plan either in certificated form or to be held for you in book-entry form through our direct registration system, and a cash payment will be made for any fraction of a share credited to your account.

BB&T has no obligation to offer, issue or sell common stock to participants under the Plan if, at the time of the offer, issuance or sale, any registration statement related to common stock offered, issued or sold under the Plan is for any reason not effective or such action would not be in compliance with applicable laws, rules and regulations. Also, BB&T may elect not to offer or sell common stock under the Plan to individuals residing in any jurisdiction or foreign country where, in the judgment of BB&T, the burden or expense of compliance with applicable blue sky or securities laws or other laws makes such offer or sale impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in the usual manner to the shareholder and any optional cash payments received from such shareholder will be returned.

37.	How may shareholders obtain answers to other questions regarding the Plan?

Any additional questions about the Plan should be addressed to the Plan Administrator as follows:

BB&T Corporation

c/o Computershare

Direct Stock Purchase and Dividend Reinvestment Plan

P.O. Box 43078

Providence, RI 02940-3078

Telephone: (800) 213-4314

Internet: www.computershare.com/bbt

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Our website address is http://www.BBT.com. You can also inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

The registration statement we filed with the SEC utilizes the “shelf” registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading “Incorporation of Certain Documents by Reference.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. The following documents previously filed with the SEC are incorporated by reference:

(1)	our annual report on Form 10-K for the year ended December 31, 2010;

(2)	our quarterly report on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

(3)	our current reports on Forms 8-K or 8-K/A filed on January 4, 2011, February 23, 2011, March 7, 2011, March 18, 2011, April 28, 2011, April 29, 2011, July 1, 2011, August 12, 2011 and August 29, 2011; and

(4)	the description of our common stock, par value $5.00 per share, contained in our Registration Statement on Form 8-A filed with the SEC on September 4, 1991.

All future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities are incorporated by reference in this prospectus (other than information in such future filings deemed, under SEC rules or otherwise, not to have been filed with the SEC). Information filed with the SEC after the date of this prospectus will automatically update and supersede information contained in or previously incorporated by reference in this prospectus.

We will provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon the written or oral request of any such person, a copy of any or all of these filings (other than exhibits to such documents, unless that exhibit is specifically incorporated by reference to that filing). Requests should be directed to: BB&T Corporation, 150 South Stratford Road, Suite 300, Winston-Salem, North Carolina 27104, Attention: Shareholder Services, Telephone: (336) 733-3058.

USE OF PROCEEDS

BB&T does not know the number of shares of common stock that ultimately will be purchased through the Plan, the prices at which the shares will be sold, or the amount of proceeds it will receive pursuant to the offer and sale of shares under the Plan. BB&T will only receive proceeds from the purchase of common stock pursuant to the Plan to the extent that such purchases are made directly from BB&T and not through open market purchases or privately-negotiated transactions (See Question 12). The proceeds from the sale of the common stock purchased directly from BB&T pursuant to the Plan will be used for general corporate purposes, including investments in, or extensions of credit to, BB&T’s subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including information incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to our financial condition, results of operations, business plans and the future performance of BB&T that are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:

•

general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services;

•

disruptions to the credit and financial markets, either nationally or globally, including the impact of the recent downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of the ongoing sovereign debt crisis in Europe;

•	changes in the interest rate environment may reduce net interest margins and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•

legislative or regulatory changes, including changes resulting from the adoption and implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and changes in accounting standards, may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	reduction in BB&T’s credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•

unpredictable natural or other disasters could have an adverse effect on BB&T in that such events could materially disrupt its operations or the ability or willingness of its customers to access the financial services offered by BB&T;

•	expected cost savings associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames; and

•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected.

These and other risk factors are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2010 under the section entitled “Risk Factors Related to BB&T’s Business”, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 under the section entitled “Item 1A. Risk Factors” and from time to time in other filings with the SEC. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in any forward-looking statements. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

LEGAL OPINION

The validity of the shares of BB&T common stock offered hereby has been passed upon for BB&T by Robert J. Johnson, Jr. Executive Vice President, Secretary, General Counsel and Chief Corporate Governance Officer of BB&T. At the time of rendering the legal opinion, Mr. Johnson owned shares of common stock and held options to purchase additional shares of common stock.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of BB&T incorporated in this prospectus by reference to BB&T’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED HEREIN, IN CONNECTION WITH THE OFFER DESCRIBED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BB&T CORPORATION.

BB&T

Corporation

DIRECT STOCK PURCHASE AND

DIVIDEND REINVESTMENT PLAN

COMMON STOCK

PROSPECTUS

DATED SEPTEMBER 13, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this Registration Statement are as follows:

SEC Registration fee	$8,786.40
Accounting fees and expenses	5,000
Legal fees and expenses	15,000
Printing fees	22,000
TOTAL	$50,786.40

Item 15.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

BB&T’s bylaws provide for the indemnification to the fullest extent permitted by law of any director or officer of the registrant against liabilities and expenses arising out of his or her status or activities as such, excluding any liability or expenses such person may incur on account of his or her activities which were, at the time taken, known or believed by such person to be clearly in conflict with the best interest of BB&T.

BB&T’s articles of incorporation provide for the elimination of the personal liability of each director of BB&T to the fullest extent permitted by law.

BB&T maintains directors’ and officers’ liability insurance that, in general, insures: (i) BB&T’s directors and officers against loss by reason of any of their wrongful acts and (ii) BB&T against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy. Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 16.	Exhibits.

The exhibits filed (unless otherwise noted) as a part of this Registration Statement are set forth in the accompanying Exhibit Index.

Item 17.	Undertakings.

Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of such registrant’s securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the provisions described in Item 15 above, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on September 13, 2011.

BB&T CORPORATION

By:	*
Name:	Daryl N. Bible
Title:	Senior Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 13, 2011.

	*		*
Name:	Kelly S. King	Name:	Daryl N. Bible
Title:	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	Title:	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

	*		*
Name:	Cynthia B. Powell	Name:	John A. Allison IV
Title:	Executive Vice President and Corporate Controller (Principal Accounting Officer)	Title:	Director

	*		*
Name:	Jennifer S. Banner	Name:	K. David Boyer Jr.
Title:	Director	Title:	Director

	*		*
Name:	Anna R. Cabilik	Name:	Ronald E. Deal
Title:	Director	Title:	Director

	*		*
Name:	J. Littleton Glover Jr.	Name:	Jane P. Helm
Title:	Director	Title:	Director

	*		*
Name:	John P. Howe III, M.D.	Name:	Valeria Lynch Lee
Title:	Director	Title:	Director

	*		*
Name:	J. Holmes Morrison	Name:	Nido R. Qubein
Title:	Director	Title:	Director

	*		*
Name:	Thomas E. Skains	Name:	Thomas N. Thompson
Title:	Director	Title:	Director

*
Name:	Stephen T. Williams
Title:	Director

*By:	/s/ ROBERT J. JOHNSON, JR.
Name:	Robert J. Johnson, Jr.
Title:	Attorney-in-Fact

Exhibit Index

Exhibit No.	Description	Location
3(i)	Articles of Incorporation of the Registrant, as Restated February 25, 2009 and amended May 10, 2010.	Incorporated herein by reference to Exhibit 3(i) of the Quarterly Report on Form 10-Q, filed August 9, 2010.
3(ii)	Bylaws of the Registrant, as amended February 22, 2011.	Incorporated herein by reference to Exhibit 3(ii) of the Current Report on Form 8-K, filed February 23, 2011.
5.1	Opinion of Robert J. Johnson, Jr., Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T.	Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP.	Filed herewith.
23.2	Consent of Robert J. Johnson, Jr., Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T.	Included in Exhibit 5.1.
24.1	Power of Attorney.	Filed herewith.
24.2	Certified Resolution of the Board of Directors of BB&T.	Filed herewith.